ADDENDUM TO
INVESTMENT ADVISORY AGREEMENT

CALVERT VARIABLE SERIES, INC.

Section 3(c) "Fee Waiver and Recapture of Waived Fees and Reimbursed Expenses" of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Variable Series, Inc. (on behalf of the Ameritas Portfolios), dated November 18, 2006, is hereby deleted.

Date:  December 31, 2007

CALVERT VARIABLE SERIES, INC.

By: /s/William M. Tartikoff
Name: William M. Tartikoff
Title: Vice President and Secretary

Calvert Asset Management Company, INC.

By: /s/Ronald M. Wolfsheimer
Name: Ronald M. Wolfsheimer
Title: Senior Vice President and Chief Financial Officer